August 16, 2005

Rodney K.B. Young
[address]

Dear Rodney:

On behalf of StemCells, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer and Vice President, Finance, under the terms and conditions that follow. As I have told you, this offer is contingent on Board approval, which I shall seek immediately now that I have your informal agreement. I shall let you know when I have documented the Board’s approval, but please reply to this offer in the meanwhile.

You will see that there are a great many enclosures with this letter. I’m sorry to burden you with all of this, but they are, as you’ll see, important, and I thought you should have copies as early as possible. Some require your signature, but the only one you need to sign and send hack in advance of beginning work is the copy of this letter. You needn’t sign the rest until your start date, and we’ll have extra copies for you then.

1. Starting Date. The date on which your full-time employment with the Company will start is September 6, 2005.

2. Position and Duties. As Chief Financial Officer and Vice President, Finance, you will be expected to exert your full-time best efforts to promote and protect the business interests of the Company. Specifically, but not exclusively, you will be responsible for overseeing the financial functions of the Company as well as the development and maintenance of financial and accounting practices and procedures. You will have primary responsibility for the Company’s relationship with the financial community. You will direct the controllership, accounting, treasury and taxation functions. You will have primary responsibility for the accuracy and timeliness of all SEC mandated financial reporting and compliance requirements. You will direct and integrate the Company’s long term financial planning and annual budgeting process. You will assist the Chief Executive Officer in the development of strategic business plans and in long term capital raising activities. You will have primary responsibility for Investor Relations as well as the management of the Company’s relationships with the external financial community. You will report directly to the President and Chief Executive Officer. As CFO, you will be an Executive Officer of the Company, with the obligations of disclosure that status entails. For your convenience, I have provided you with a Power of Attorney that you may wish to sign and return to me, authorizing me and two others to file Section 16 forms on your behalf. In addition, and without further compensation, you agree to serve as treasurer of the Board of Directors of the Company (the “Board”) and as a director and/or officer of one or more of the Company’s Affiliates, if so elected or appointed from time to time. For the purposes of this Agreement, ‘‘Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. It is understood that your service as treasurer of the Board, and on the board of any Affiliate of the Company, will not continue past your tenure as Chief Financial Officer and Vice President, Finance, and you agree to resign, effective on termination of your employment, from any such positions or directorships you may then hold.

3. Salary. For all services that you perform for the Company and its Affiliates, your base salary will be at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per year. Your performance and compensation will be reviewed at least annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”), beginning January 2007, and your salary may be increased as determined by the Compensation Committee, in its sole discretion. Your base salary may not be reduced below the level set forth above without your express consent except as part of a company-wide salary action approved by the Board of Directors. In addition, under the Company’s Bonus Plan, the Board, in its sole discretion, may award you a cash bonus of up to twenty percent (25%) of your base salary, based on the Board’s review of your performance. You will eligible for inclusion in the Bonus Plan for the 2005 fiscal year on a pro rata basis, based on your performance from your date of hire through December 31, 2005.

4. Stock Options. You will be granted options to acquire Four Hundred Fifty Thousand (450,000) shares of the Common Stock of the Company at the closing price of the stock on the market on which they are listed on September 6, 2005, or on the date on which you begin your employment, if later. Two Hundred Twenty-Five Thousand (225,000) of such shares shall be granted through the StemCells, Inc. 2001 Equity Incentive Plan (the “2001 Plan”) and Two Hundred Twenty-Five Thousand (225,000) of such shares shall be granted through the StemCells, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), subject to the terms and conditions of the respective Plans. Subject to your continued employment by the Company, these option will vest over forty-eight (48) months as follows: (i) one quarter of the shares will vest on the first anniversary of the grant and (ii) the remaining shares shall vest at the rate of one forty-eighth (1/48) per month on the last day of each month during the ensuing thirty-six months. In addition, on the first anniversary of the date on which your employment with the Company begins, you will be granted an option to acquire no less than Twenty-Five Thousand (25,000) shares of the Common Stock of the Company at the closing price of the stock on the market on which they are listed on the date of the grant, which, subject to your continued employment by the Company, will also vest over forty-eight (48) months on a similar schedule — that is, one quarter of the shares will vest on the first anniversary of the grant and the remaining shares will vest at the rate of one forty-eighth (1/48) per month on the last day of each month during the ensuing thirty-six months.

In the event of a Change of Control (as defined below), the Company will accelerate the vesting of the options and any other stock awards then held by you so that you become fully vested in one hundred percent (100%) of all options and other stock awards held by you as of the date such Change of Control occurs. For purposes of this Agreement, a Change of Control shall mean the occurrence of any of the following: (i) a merger or consolidation involving the Company which results in less than 50% of the combined voting power of the surviving or resulting entity’s outstanding securities being held by the stockholders of the Company who were stockholders immediately prior to such transaction, or (ii) the sale, transfer or other disposition of more than 51% of the Company’s assets in a single or related series of transactions, or (iii) within any twenty-four (24) consecutive month period, persons who were members of the Board immediately prior to such twenty-four (24) month period, together with any persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such twenty-four (24) month period by or upon the recommendation of persons who were members of the Board immediately prior to such twenty-four (24) month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board.

Except as otherwise expressly provided herein, your options shall be governed by the terms of the applicable Plan, as in effect from time to time. A copy of the 2001 and the 2004 Plans as currently in effect are enclosed with this letter.

5. Benefits. As an employee of StemCells, you will be eligible to participate in a comprehensive benefits program which currently includes: medical, dental, and vision benefits for you and your dependents; term life insurance equivalent to one time your annual base salary up to $200,000 with a statement of good health; short and long-term disability insurance; and a 401(k) savings plan & employer match in company stock. You will be eligible to participate in these plans on the first of the month following your start date, except that you may elect to participate in the 401(k) plan immediately. Details of these benefit plans will be provided to you upon your employment. Your paid time off (PTO) as a full-time employee will be 25 days (five weeks) per year, accrued at a rate of 7.69 hours per pay period. The maximum allowed PTO accrual shall be 44 days (i.e., 352 hours). In addition, the Company currently offers eight paid holidays per year.

6. Conditions of Employment: Employment Agreement, Code of Ethics and Conduct; Right to Work, Medical Exam. As a condition of accepting this offer of employment, you will be required to (1) complete, sign and return the Company’s standard form of Employment Agreement; (2) read the Company’s Code of Ethics and Conduct, then complete, sign and return the Employee Certification and Agreement of Compliance attached to it; and (3) within the first three days of employment, provide documents from the enclosed list which prove your identity and right to work in the United States. You hereby represent that you are not now bound by any employment agreement, confidential or proprietary information agreement or similar agreement, with any person or entity including without limitation any current or previous employer, that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company. To underscore an important aspect of the employment agreement, it is the strong expectation of StemCells that you hold in strictest confidence the confidential business and scientific information of the Company; and that you also refrain from any improper use of or disclosure of proprietary information of your current employer or those with whom you might have an agreement or duty to keep information in confidence,

7. At Will Employment; Termination and Termination Benefits. Your employment with the Company is “at will” and for an unspecified duration, which means that neither this offer letter nor any policy or procedure of StemCells (including the stock vesting and other payments made to you by the Company over time based on your continued employment with the Company), nor any verbal representation, shall confer any right to continuing employment. Either you or StemCells may terminate your employment relationship at any time with or without cause.

In the event that your employment with StemCells is terminated by the Company without Cause (defined below) or you resign for Good Reason (defined below), you will receive, as severance, an amount equal to six (6) months’ of salary, at your base salary rate in effect at the time your employment terminates. This amount will be paid out over six (6) months, on the same schedule as salary payments are made to employees generally, and will be subject to the same withholding and other deductions, and legally required employer contributions as salary. Employee benefits, including 401(k) contributions by the Company, will terminate on your employment termination date, but StemCells will pay all premiums necessary to maintain your group health insurance coverage in effect for six (6) months after the termination date, if you make the COBRA election.

If your employment is terminated by the Company without Cause or by you for Good Reason within twelve (12) months after a Change of Control (as defined above), the Company will pay you, as severance, twelve (12) months of continuing base salary payments (at your last base salary rate), and provide you with twelve (12) months of Company-paid COBRA health insurance coverage, if you make the COBRA election. The Company will “gross you up” for any tax impact to you associated with this health insurance benefit. These severance benefits shall be in addition to any other option-related benefits to which you may be entitled under the governing equity incentive plans or under this Agreement. These severance benefits shall, however, be instead of and not in addition to the severance benefits provided in the preceding paragraph.

For the purposes of this Section, “Cause” means any of the following, as determined by the Company in its reasonable judgment, (i) your willful failure to perform your material duties and responsibilities to the Company (including, without limitation, those duties and responsibilities described in this letter; (ii) your material breach of the obligations of confidentiality in this letter agreement, your “Employment Agreement” or of the Company’s Code of Ethics and Conduct; (iii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or (iv) your conviction of, or plea of nolo contendere to, a felony.

For purposes of this Section, “Good Reason” for you to resign your employment shall exist if, without your consent, there is a material breach by the Company of any provision of this Agreement, including, without limitation, any material diminution in your authority or responsibilities from that contemplated by Section 2 hereof, which breach continues for more than ten (10) business days following receipt by the Company of written notice from you setting forth in reasonable detail the nature of such breach.

Your employment with the Company remains “at will” as provided in the first paragraph of this Section 7, and in the event of termination of your employment, you will not be entitled to any severance pay or other benefits, damages or compensation of any kind, except as expressly provided in this Agreement.

8. Indemnification. The Company shall indemnify you for all acts and omissions by you in the course and scope of your employment hereunder to the maximum extent extended to any other officer of the Company, and to the fullest extent provided by law. The Company’s obligations under this provision shall survive termination of your employment for any reason.

9. Withholding. All payments and reimbursements made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

11. Waiver. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Notices. Except as otherwise expressly provided herein, any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the Chairman of the Board.

14. Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

15. Entire Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company regarding your employment and any related matters and supersedes all prior communications, agreements and understandings, written and oral, with respect to those matters. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the Chairman of the Board or other specifically authorized representative of the Company.

16. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of California, without regard to the conflict of laws principles thereof.

17. No Conflicting Agreements. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of employment with the Company nor your performance under this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

18. Compliance with Agreement. The Company’s obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement (or otherwise granted you during the course of your employment) are conditioned on your compliance with the terms and conditions of this Agreement and the accuracy of the representations made to the Company by you herein.

If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

Sincerely yours,

STEMCELLS, INC.

By: /s/

Martin McGlynn President and CEO

Accepted and agreed:
/s/

Rodney K.B. Young
Date:	8/17/2005
Enclosures:	2001 Equity Incentive Plan (see Section 4)

2004 Equity Incentive Plan (see Section 4)
Benefits Summary (see Section 5)
List of documents demonstrating right to work (see Section 6)
Copy of this letter, for signature and return